EXHIBIT 10.44
EXECUTION VERSION

VARIATION AGREEMENT
THIS AGREEMENT is made effective November 12, 2013,
BETWEEN
CERVECERÍA MODELO, S.A. de C.V., a Mexican corporation (“Modelo”)
-and-
MOLSON INC., a corporation established under the laws of Canada (“Molson”)
-and-
GMODELO CANADA INC., a corporation incorporated under the laws of Ontario (“GModelo”)
-and-
MODELO MOLSON IMPORTS L.P., a limited partnership formed under the laws of Ontario (the “Partnership”)
-and-
MODELO MOLSON IMPORTS LTD., a corporation incorporated under the laws of Canada (“MMI”)
-and-
CANACERMEX INC., a corporation incorporated under the laws of Québec (“Canacermex”)
-and-
MOLSON CANADA 2005, a general partnership formed under the laws of Ontario (“Molson Canada”)
-and-
MOLSON COORS BREWING COMPANY, a corporation established under the laws of Delaware (“MCBC”)
-and-
GRUPO MODELO, S.A.B. de C.V., a Mexican corporation (“Grupo Modelo”)

WHEREAS Modelo, Molson, GModelo, the Partnership, MMI, Canacermex, Molson Canada, MCBC and Grupo Modelo have entered into effective January 1, 2008, the General Undertaking Agreement and the Transaction Agreements for the purposes of importing, marketing, promoting and selling Products in the Territory;
AND WHEREAS the Parties desire to provide for (i) the early termination of the General Undertaking Agreement and the Transaction Agreements with effect at the Time of Closing, (ii) the entering into by Grupo Modelo of new distribution agreements effective at the Time of Closing that grant GModelo the exclusive right to distribute the Products in the Territory and (iii) the orderly winding-up of the Partnership, MMI and Canacermex;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereto hereby agree as follows.
ARTICLE 1
INTERPRETATION
1.01    Definitions
Unless otherwise required by the context, the following terms used in this Agreement (including the recitals and the Schedules) have the respective meanings set forth below:

(a)	“Affiliate” of any Person means any other Person that, directly or indirectly, Controls that Person, is Controlled by that Person, or is under common Control with that Person;

(b)
“Agreement”, “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions refer to this variation agreement (including the Schedules) and not to any particular Article, Section, Subsection, Clause, Schedule, subdivision, or other portion of this Agreement, and references to an “Article”, “Section”, “Subsection”, “Clause” or “Schedule” followed by a number or a letter or a combination of numbers and letters mean, respectively, the specified article, section, subsection, or clause of, or schedule to, this Agreement;

(c)	“Canacermex” means Canacermex Inc.;

(d)	“Closing” means the completion of the steps set forth in Sections 4.01, 6.01 and 6.02;

(e)	“Closing Date” means February 28, 2014;

(f)	“Containers” means the bottle, can or other receptacle in which Product is directly placed, and the box, carton or similar item in which such receptacle is packaged as well as the pallet upon which such receptacle is placed (as defined in the General Undertaking Agreement);

(g)	“Control” (including, with correlative meaning, the terms “Controlling”, “Controlled by” and “under common Control with”) means with respect to any Person (the “Controlled Person”):

(i)
the direct or indirect ownership of more than 50% of the total voting power of all classes of voting shares, limited liability company interests, partnership interests or other voting equity interests of such Controlled Person,

(ii)	the ability to directly or indirectly appoint or elect a majority of the board of directors or similar governing body of such Controlled Person,

(iii)	the ability to directly or indirectly appoint or elect all of the staff forming the first level of management of such Controlled Person, or

(iv)
the ability to directly or indirectly direct the management and policies of such Controlled Person by any means, including by ownership of voting securities, by operation of law, by contract, by way of a specific provision in the articles of incorporation, bylaws, partnership agreement, limited liability company agreement or other organizational document of such Controlled Person (including the holding of any veto or voting minority right with the power to prevent the taking of any action by such Controlled Person not described in this definition), or otherwise;

(h)
“Creative Materials” means any trade-mark, device, theme, jingle, configuration, concept, advertisement or other materials or creative efforts created, used or intended for use in connection with the advertising, marketing, promotion or sale of Product;

(i)
“Damages” means any damages, dues, penalties, interest, fines, costs, amounts paid in settlement, liabilities (whether accrued, actual, contingent, latent or otherwise), losses, expenses and fees, including interest, court costs and reasonable legal, accounting and other expert and professional fees and expenses and disbursements;

(j)	“Employees” means all individuals who are employed by the Partnership;

(k)
“Funding Agreement” means the funding agreement made effective January 1, 2008, among GModelo, Molson, MMI and the Partnership regarding the repayment of monthly advances made by the Partnership to its partners and loans made by the Partnership’s partners to the Partnership;

(l)
“General Undertaking Agreement” means the general undertaking agreement made effective January 1, 2008, among Modelo, Molson, GModelo, the Partnership, MMI, Canacermex, Molson Canada, MCBC, (Diblo S.A., de C.V., which has subsequently been merged into and become part of Modelo), Molson Coors Canada

Inc. and Grupo Modelo regarding the Transaction Agreements and the interaction between them;

(m)
“Goods and Services Tax”, “GST” and “HST” means the tax levied under Part IX of the Excise Tax Act (Canada) and any similar tax under federal legislation, each as amended, restated, replaced or re-enacted from time to time;

(n)
“Governmental Authority” means any federal, provincial, state, territorial, municipal, local or other government or governmental agency, department, liquor board, regulatory authority, judicial or administrative body, whether domestic, international or foreign;

(o)	“GModelo” means GModelo Canada Inc.;

(p)	“Grupo Modelo” means Grupo Modelo, S.A.B. de C.V.;

(q)
“Imposts” means customs duties, duties, fees, excise taxes, taxes (other than Taxes), levies, provincial mark-ups, environmental charges or fees levied or imposed by any Governmental Authority, container fees, government distribution fees and similar items;

(r)
“Intercompany Support Agreement” means the support services agreement made effective January 1, 2008, among Canacermex and the Partnership regarding the provision by the Partnership of services related to the marketing and promotion of Product in Québec;

(s)	“Interim Period” means the period commencing on the date of this Agreement and ending at the Time of Closing;

(t)	“ITA” means the Income Tax Act (Canada), as amended from time to time;

(u)	“Labatt” means Labatt Breweries of Canada L.P.;

(v)
“Landed Cost” means amounts paid for the Product, including (i) all applicable Taxes and Imposts not otherwise deducted in the calculation of Net Sales Revenue, (ii) freight, handling and other charges, and (iii) all other fees and costs incurred with respect to the purchase and importation of the Product. Any foreign currency denominated invoices will be valued in Canadian funds at then current noon foreign exchange rates quoted by the Bank of Canada. Current foreign exchange rates will be equal to the spot foreign exchange rate at the date of payment;

(w)
“Law” means any federal, provincial, state, territorial, municipal or local law, statute, decree, directive, legislative enactment, order, ordinance, regulation, guideline, rule, executive order, supervisory requirement, directive, resolution or circular or other binding restriction of or by any Governmental Authority, including the requirements of any Governmental Authority;

(x)	“MCBC” means Molson Coors Brewing Company;

(y)	“MCBC Group” means MCBC, Molson, Molson Canada and their respective Affiliates;

(z)	“MMI” means Modelo Molson Imports Ltd.;

(aa)	“Modelo” means Cerveceria Modelo, S.A. de C.V.;

(bb)	“Modelo Group” means Grupo Modelo, Modelo, GModelo and their respective Affiliates;

(cc)	“Modelo Trademarks” means the trademarks for the Modelo Product licensed to the Partnership and Canacermex;

(dd)	“Molson” means Molson Inc.;

(ee)	“Molson Canada” means Molson Canada 2005;

(ff)
“Net Tangible Book Value” means the total amount of all assets less (a) the total amount of all intangible assets and (b) all liabilities, all as shown on an audited closing balance sheet to be included in audited closing financial statements to be prepared by PricewaterhouseCoopers as the auditors of the Partnership, MMI and Canacermex consistent with generally accepted accounting principles used by such entities and which shall include a schedule setting forth the Net Tangible Book Value as of the Closing Date;

(gg)	“Notice” has the meaning given to that term in Section 12.05;

(hh)	“Parties” means all of, and “Party” means any one of, Modelo, Molson, GModelo, the Partnership, MMI, Canacermex, Molson Canada, MCBC and Grupo Modelo;

(ii)	“Partnership” means Modelo Molson Imports L.P.;

(jj)	“Partnership Agreement” means the limited partnership agreement made effective January 1, 2008, among GModelo, Molson and MMI regarding the Partnership;

(kk)
“Person” means an individual, corporation, voluntary association, joint stock company, trust, limited or general partnership, joint venture or other entity and the heirs, executors, administrators, legal representatives, successors and assigns of such Person;

(ll)	“Product” means beer that is manufactured by a Designated Brewery (as defined in the General Undertaking Agreement) and is packaged in Containers that identify it as a brand of beer of Modelo;

(mm)	“Provincial Sales Tax” means any sales tax (other than HST) levied under the legislation of a province of Canada;

(nn)
“Québec Agency and Services Agreement” means the agency and services agreement made effective January 1, 2008, among Canacermex and Molson Canada regarding the appointment of Molson Canada as the agent of Canacermex with respect to the importation, distribution and sale of Product in Québec and the provision by Molson Canada of related administrative services;

(oo)
“Québec Importer Agreement” means the importer and license agreement made effective January 1, 2008, between Canacermex and Modelo granting Canacermex the exclusive right to import, distribute and sell Product in Québec;

(pp)	“Québec Importer Approval” means the approvals of the relevant Governmental Authorities for GModelo or an Affiliate to import and distribute the Products in Québec;

(qq)
“Québec Warehouse Permits” means the warehouse permits of the relevant Governmental Authorities for GModelo or an Affiliate that must be obtained by GModelo or Canacermex on its behalf or on behalf of GModelo’s agents to store the Products in other locations than Molson Canada’s or an agent of Molson Canada’s warehouses in Québec and the fulfillment of any related change of address obligations;

(rr)
“Québec Sales Tax” and “QST” means the tax levied under an Act respecting the Québec sales tax (Québec) and any similar tax under Québec legislation, each as amended, restated, replaced or re-enacted from time to time.

(ss)
“Québec Shareholder Agreement” means the unanimous shareholder agreement made effective January 1, 2008, initially among Modelo and the Partnership (being all of the shareholders of Canacermex) and Canacermex;

(tt)	“Representative” means, in respect of any Party, such Party’s directors, officers, employees and advisers (including financial advisers and legal counsel);

(uu)	“Rest of Canada” means all provinces and territories of Canada, except the Province of Québec;

(vv)
“ROC Agency and Services Agreement” means the agency and services agreement made effective January 1, 2008, between the Partnership and Molson Canada regarding the appointment of Molson Canada as the agent of the Partnership with respect to the importation, distribution and sale of Product in the Rest of Canada and the provision by Molson Canada of related administrative services;

(ww)
“ROC Importer Agreement” means the importer and license agreement made effective January 1, 2008, between the Partnership and Modelo granting the Partnership the exclusive right to import, distribute and sell Modelo Product in the Rest of Canada;

(xx)	“ROC Shareholder Agreement” means the unanimous shareholder agreement made effective January 1, 2008 among GModelo and Molson (being all of the shareholders of MMI) and MMI;

(yy)
“Sales Taxes” means Goods and Services Tax, HST, Québec Sales Tax and similar Canadian federal or provincial value-added taxes and Provincial Sales Tax, but for the avoidance of doubt does not include income taxes;

(zz)
“Sold” means (i) sold or distributed in the Rest of Canada by the Partnership or by Molson Canada on behalf of the Partnership and (ii) sold or distributed in Québec by Canacermex or by Molson Canada on behalf of Canacermex;

([[)	“Tax Attribute” has the meaning given to that term in Section 8.02(c);

(aaa)	“Tax Indemnified Parties” has the meaning given to that term in Section 8.02(a);

(bbb)	“Tax Indemnifying Parties” means the Modelo Group, jointly and severally;

(ccc)	“Taxes” has the meaning ascribed thereto in Section 8.02(a);

(ddd)	“Temporary Agreement” has the meaning ascribed thereto in Section 4.02(a);

(eee)	“Territory” means all of the provinces and territories of Canada;

(fff)	“Time of Closing” means 23:59 EST on the Closing Date at which the Closing occurs; and

(ggg)
“Transaction Agreements” means the Partnership Agreement, the ROC Shareholder Agreement, the ROC Agency and Services Agreement, the ROC Importer Agreement, the Québec Shareholder Agreement, the Québec Agency and Services Agreement, the Québec Importer Agreement, the Intercompany Support Agreement and the Funding Agreement.

1.02    References
In this Agreement and the Schedules:

(a)	the Schedules are incorporated into and deemed part of this Agreement and all references to this Agreement will include the Schedules;

(b)	references to a Schedule, Section or Article are to such Schedule, Section or Article of this Agreement, unless otherwise provided;

(c)	references to any Law include such Law in changed or supplemented form or a newly adopted Law replacing a previous Law;

(d)	references to and mentions of the words or phrases “including”, “such as”, “for example”, “e.g.” or similar words or phrases mean illustrative or particular items or examples, without limitation; and

(e)
references to the singular form of any object will be deemed references to the plural form of such object and references to the plural form of any object will be deemed references to the singular form of such object.

1.03    Headings
The Article and Section headings are for reference and convenience only and will not be considered in the interpretation of this Agreement.
ARTICLE 2
INITIAL PRE-CLOSING STEPS
2.01    Québec Importer Approval
On or before November 30, 2013, GModelo shall apply for Québec Importer Approval and the Québec Warehouse Permits. GModelo shall diligently pursue Québec Importer Approval and the Québec Warehouse Permits and shall notify Molson forthwith upon receipt of same.
2.02    Continuation of Canacermex
On or before November 30, 2013, Canacermex shall be continued as a British Columbia company and its articles shall be amended to create a new series of shares, being Series B Special Shares, that are redeemable and retractable at $0.001 per share, with the total series having a right to that number of votes as is equal to 19% of the total amount of all votes attaching to all shares. Grupo Modelo shall subscribe for 100,000,000 Series B Special Shares of Canacermex for a subscription price equal to $100,000. Canacermex’s articles shall also be amended to create a new class of shares, being Class X Special Shares, which shall be non-voting, redeemable and retractable for $10,000 per share.
2.03    Irrevocable Notice
On or before November 30, 2013, Grupo Modelo shall provide to the applicable MCBC Group entities an irrevocable notice under the General Undertaking Agreement and the Transaction Agreements that their respective terms will not be renewed in 2018.
ARTICLE 3
SUBSEQUENT PRE-CLOSING STEPS
3.01    Canacermex Shares and MMI Shares
On December 20, 2013:

(a)
Grupo Modelo shall sell to Molson (or to an Affiliate of Molson designated by Molson) 450,000 Class A Special Shares (representing 30% of the total issued Class A Special Shares) of Canacermex for a purchase price of $48,600;

(b)	Molson (or an Affiliate of Molson designated by Molson) shall subscribe for 20 Class X Special Shares of Canacermex for $200,000; and

(c)
GModelo Canada shall grant to an MCBC Group entity to be determined an option to acquire all (but for 1%) of its shares of MMI at a strike price of $1,000,000, expiring on December 27, 2013 (nominal option premium shall be paid by such MCBC Group entity to GModelo for the grant of the option and the General Undertaking and the Transaction Agreements shall be amended as necessary to ensure that the governance rights of GModelo and its Affiliates shall remain unaffected if the option is exercised).

3.02    Conversion of Canacermex to an Unlimited Liability Company
On December 27, 2013, Canacermex shall be converted to British Columbia unlimited liability company. The Modelo Group and the MCBC Group shall cause Canacermex to remain a British Columbia unlimited liability company until its dissolution.
3.03    Funding of GModelo
On February 27, 2014, Grupo Modelo (or an Affiliate designated by Grupo Modelo) shall fund GModelo for the amount payable pursuant to Section 4.01(c) through a share subscription, loan or other cash advance.
ARTICLE 4
CLOSING STEPS
4.01    Termination of Agreements and Entering into of New Agreements
On the Closing Date:

(a)
the termination date in the General Undertaking Agreement and the Transaction Agreements shall be changed from January 1, 2018 to February 28, 2014, and the agreements shall be so amended with effect at the Time of Closing without any further act on the part of any Party;

(b)
Grupo Modelo shall enter into new distribution agreements effective at the Time of Closing that grant GModelo the exclusive right to distribute the Products in the Territory upon such terms as Grupo Modelo and GModelo may agree; and

(c)	GModelo shall pay to Molson an amount equal to $70 million plus applicable Sales Taxes, and Molson shall remit such Sales Taxes to the applicable Governmental Authorities on a timely basis.

4.02    Québec Importer Approval Status
If, at the Time of Closing, Québec Importer Approval has not been granted, then:

(a)
the Québec Importer Agreement between Grupo Modelo and Canacermex shall, on a temporary basis, not be terminated, and Canacermex shall enter into a temporary outsourcing agreement (the “Temporary Agreement”) with GModelo or an Affiliate under which, during the interim period prior to receipt of Québec Importer Approval, GModelo or an Affiliate agrees to operate all aspects of Canacermex’s business, and generally to sell, or arrange for the sale of, Products in Québec as agent for Canacermex (pursuant to which Temporary Agreement Canacermex shall pay GModelo or an Affiliate management fees equal to substantially all of its net income for the interim period) and a shareholder agreement for Canacermex shall be entered into that gives the authority to make all decisions relating to the governance and operations of Canacermex to GModelo or an Affiliate;

(b)
GModelo shall enter into new agency and services agreements (for all of Canada) with Labatt similar to the ROC Agency and Services Agreement. Under these agreements, Labatt shall sell product as agent for GModelo (or, in the case of Québec sales during the interim period, as agent for Canacermex). Canacermex shall also enter into an agency agreement with Labatt as of the Closing Date and shall make the required filing with the relevant Governmental Authorities;

(c)	once Québec Importer Approval has been obtained, the Temporary Agreement and the Québec Importer Agreement shall be terminated; and

(d)	Canacermex shall not be dissolved until the Québec Importer Approval has been obtained.
4.03    Québec Warehouse Permits

(a)
If, at the Time of Closing, the Québec Warehouse Permits have not been obtained by GModelo or an Affiliate, Molson Canada will continue to provide to Canacermex warehouse space at Canacermex’s current main warehouse necessary for the storage of Products in the context of Canacermex’s business for a maximum period of two months following the Closing Date and on terms and conditions comparable to those which would be provided by an arm’s length third-party logistics provider.

(b)
Once GModelo or an Affiliate has obtained the Québec Warehouse Permits, a new general manager will be appointed for Canacermex and GModelo shall arrange to send all notices required under applicable Laws in connection therewith.

4.04    Settlement of Amounts
All fees earned by the Parties pursuant to the Transaction Agreements in respect of the period prior to the Time of Closing shall be settled on the Closing Date on the basis of actual and estimated amounts. All unremitted earnings, partner contributions and intercompany balances in respect of the period prior to the Time of Closing shall accrue up to and be settled on the Closing Date, including (i) fees earned by Molson Canada pursuant to the Transaction Agreements, including those set forth in Article 5 of the ROC Agency and Services Agreement and Article 5 of the Québec Agency and Services Agreement, and (ii) unremitted earnings, partner contributions and MCBC Group intercompany balances with the Partnership, MMI or Canacermex as well as liabilities paid by the MCBC Group (including freight, product, brokerage and accruals related to the Product) in the normal course of the services provided to the Partnership, MMI and Canacermex. The Parties agree to adjust these amounts to actual amounts within thirty days of the Closing Date.
4.05    Cease Carrying on Business
Effective at the Time of Closing, subject to the arrangements contemplated in Sections 4.02 and 4.03, the Partnership, MMI and Canacermex shall cease carrying on business.
ARTICLE 5
POST-CLOSING STEPS
5.01    Winding-up of Affairs
After the Time of Closing, the Partnership, MMI and Canacermex shall commence the winding up of their affairs which the Parties agree to use their reasonable efforts to diligently complete within 60 days of the Closing Date, subject to the arrangements contemplated in Sections 4.02 and 4.03. Without limiting the generality of the foregoing,

(e)
All ongoing contracts, undertakings and financial commitments of the Partnership (or MMI for and on behalf of the Partnership) shall be terminated and satisfied or provided for. Molson Canada shall use its reasonable efforts to inform customers who wish to order Products that, from and after the Closing Date, the Partnership is no longer carrying on an active business and that Products may be ordered from GModelo or an Affiliate following the Closing Date;

(f)
Notwithstanding that the Québec Importer Approval may not have been obtained, Canacermex shall distribute its assets (other than its rights and obligations under the Temporary Agreement and the Québec Importer Agreement, if applicable) to its shareholders on its winding-up, subject to satisfaction or provision for payment of its liabilities (which, for avoidance of doubt, shall, subject to Section 5.01(h), be the sole responsibility of Canacermex);

(g)	Following the completion of the winding-up of Canacermex, the MCBC Group shall cause its representatives on the board of directors of Canacermex to resign;

(h)
An undivided interest in each of the Partnership’s remaining assets shall be distributed to its limited partners and MMI, as its general partner, in proportion to their respective ownership interests in the Partnership, as provided in Sections 12.08 and 12.09 of the Partnership Agreement. GModelo and MMI shall elect to have this wind-up occur pursuant to subsection 98(3) of the ITA;

(i)
MMI shall distribute its assets to its shareholders on its winding-up, subject to satisfaction or provision for payment of its liabilities (which, for avoidance of doubt, shall, subject to Section 5.01(h), be the sole responsibility of MMI);

(j)
For greater certainty, liabilities for which the Modelo Group is responsible or has otherwise agreed to provide indemnification under this Agreement or the Transaction Agreements shall be deemed to have been properly provided for in connection with the winding-up and distribution of the assets of the Partnership, MMI and Canacermex;

(k)
The Parties agree that the aggregate fair market value of property (including undivided interests in property of the Partnership) to be distributed to Molson following the wind-ups of the Partnership, MMI and Canacermex shall not be less than or greater than the aggregate Net Tangible Book Value of the Partnership, MMI and Canacermex as of the Closing Date multiplied by Molson’s direct and indirect proportionate interest in such entities;

(l)
All costs related to the implementation of the winding-up and dissolution of the Partnership, Canacermex and MMI shall be the responsibility of GModelo and all costs associated therewith shall be assumed and paid by GModelo (for greater certainly, GModelo shall not be required to pay Molson’s internal costs); and

(m)
The Partnership shall retain an Employee who shall report to the board of MMI and Canacermex, as required, to assist in connection with the winding-up and distribution of the assets of the Partnership, MMI and Canacermex and, as appropriate, other matters in connection therewith.

5.02    Change of Names
As soon as practicable after the Time of Closing, the names of the Partnership and MMI shall be changed as designated by Modelo to names that do not include the words “Molson” or “Coors”.
ARTICLE 6
PURCHASE OF INVENTORY AND CREATIVE MATERIALS,
AND PRODUCT RETURNS
6.01    Purchase of Inventory
On the Closing Date, and before any distributions under Article 5, GModelo or an Affiliate thereof shall purchase from the Partnership, MMI, Canacermex and Molson Canada, as applicable, all Products in inventory at a price equal to the Landed Cost of such Product plus any applicable Taxes and Imposts arising from such purchase. All freight costs relating to the purchase of inventory shall be the responsibility of GModelo and shall be settled no later than 45 days after the Closing Date. The Partnership and Molson Canada shall give notice to GModelo at last five days before the Closing Date of the locations at which GModelo or an Affiliate shall take possession of the inventory on the Closing Date.

6.02    Delivery of Creative Materials
On or prior to the Closing Date, Molson Canada shall sell to the Partnership its interest in such Creative Materials which are useable under the current brand positioning of the Products for a purchase price equal to the cost of such Creative Materials, plus any applicable Taxes and Imposts arising from such purchase. On the Closing Date (after completion of the sale referred to in the preceding sentence and before any distributions under Article 5), GModelo or an Affiliate shall purchase from the Partnership and Canacermex, as applicable, all Creative Materials for a purchase price equal to the costs of any such Creative Materials to the Partnership or Canacermex, as applicable, plus any applicable Taxes and Imposts arising from such purchase.
6.03    Product Returns and Warranty
In the event of any return of a Product Sold prior to the Closing Date, the cost of Product returns or recalls (including disposal costs, handling costs and the costs of refunding the original purchase price to the person returning the Product) occurring after the Closing Date shall be the responsibility of GModelo. The Partnership, MMI, Canacermex and the MCBC Group shall not be responsible for any such costs and shall be indemnified therefor by GModelo. Without limiting the obligations of the Modelo Group under the Transaction Agreements, the Modelo Group shall be responsible for all Product warranty obligations and shall indemnify the MCBC Group therefor, including those obligations arising in connection with Products distributed prior to the Closing Date.
6.04    Limitation on Rights Acquired
For greater certainty, the Modelo Group shall not acquire any right, interest or benefit in any marketing, sponsorship, advertising or media contract or product or shelf placement entered into by, secured by or benefiting any MCBC group entity, notwithstanding that the Modelo brands may have been promoted pursuant thereto; provided, however, that any such contract that is in the name of or paid for by the Partnership or Canacermex shall be distributed in accordance with Section 5.01 and shall be acquired by GModelo under Section 6.05.
6.05    Acquisition of Certain Property
In connection with the winding up of the business of MMI, Canacermex and the Partnership, and GModelo’s agreement to assume (or indemnify the MCBC Group for) any remaining liabilities in connection therewith, following the distributions described in Section 5.01 and the effecting of the steps described in Sections 6.01 to 6.04, GModelo shall purchase from Molson for $1.00 all property (or Molson’s undivided interest in such property) distributed to Molson from MMI, Canacermex and the Partnership, including the books and records of such entities.
ARTICLE 7
RELEASES
The Parties agree that the arrangements provided for herein shall apply in connection with the expiration of the Term and that, in particular, the purchase obligation set forth in Section 12.04 of the Partnership Agreement shall not apply. Following completion of the arrangements contemplated in Sections 5.01, 6.01 and 6.02 herein, the Parties that are specified in Section 12.06 of the General Undertaking Agreement shall deliver the releases referred to in such Section 12.06 to the Parties indicated therein.
ARTICLE 8
INDEMNIFICATION
8.01    Indemnification by Modelo
The Modelo Group shall jointly and severally agree to indemnify, defend and hold harmless the MCBC Group for any Damages incurred by the MCBC Group, the Partnership, MMI or Canacermex arising out of, resulting from, or relating to third-party claims or liabilities against the business of the Partnership, MMI and Canacermex (including the business which may be conducted by Canacermex following the Closing Date pursuant to Sections 4.02 and 4.03 herein), including, for greater certainty, any Sales Taxes or other taxes or reverse logistics fees such as environmental penalties and deposits, product liability, product recalls, and any liability for which an MCBC Group entity becomes liable as a result of the wind-up of the Partnership, MMI and Canacermex, whether the events giving rise to such Damages occurred prior to or after the Closing Date, other than Damages resulting from a breach by a MCBC Group entity of its obligations under, and for which it is required to provide indemnification under, the Transaction Agreements. For greater certainty and without limiting the foregoing, such indemnities of the Modelo Group are in addition to the indemnification provisions under Article 12 of the ROC Agency and Services Agreement, Article 12 of the Québec Agency and Services Agreement and Article 14 of the General Undertaking Agreement, which shall remain in full force and effect. Notwithstanding the foregoing, no claim may be made under this Section 8.01 for (i) an item for which a claim may be made under Section 8.02 or (ii) an item for which a claim could have been made under Section 8.02 had Section 8.02(a) not excluded claims relating to Taxes in respect of the payment described in Section 4.01(c).
8.02    Tax Indemnification by the Modelo Group

(a)
The Tax Indemnifying Parties will indemnify and save harmless each MCBC Group entity, the Partnership, MMI, Canacermex and their respective officers, directors, employees, agents and representatives (together, the “Tax Indemnified Parties”) from and against any and all Canadian or United States federal, provincial, state, territorial, municipal or local taxes, including income taxes, capital taxes, transfer taxes and Sales Taxes, or any other amount payable by either Tax Indemnified Party pursuant to any applicable Canadian or United States tax legislation (whether Canadian or United States federal or provincial or foreign tax legislation), including in each case any interest, penalties or additions thereto, together with any related costs and expenses including professional fees, (“Taxes”) (such Taxes to be determined in accordance with Section 8.02(c) below) arising directly or indirectly as a result of, because of or in respect of, any transaction contemplated herein, including any Taxes payable by the Partnership, MMI or Canacermex for which another Tax Indemnified Party becomes liable as a result of the winding-up of the Partnership, MMI or Canacermex or otherwise but excluding any Canadian income taxes payable by Molson arising directly from the receipt by Molson of the payment described in Section 4.01(c) (and, for this purpose, it is agreed that such amount shall constitute ordinary income of Molson for the year in which such amount is received).

(b)
Any amount payable by a Tax Indemnifying Party pursuant to this Section 8.02 shall be grossed-up to include any Taxes payable (including any deduction or withholding of Taxes imposed, levied, collected, assessed or withheld in accordance with applicable Law by or within any taxing jurisdiction) by the Tax Indemnified Party (such Taxes to be determined in accordance with Section 8.02(c) below) in respect of such payment in order that the net after-Tax amount received by the Tax Indemnified Party shall be equal to the full amount of Taxes determined under Section 8.02(a). Each Tax Indemnified Party agrees to make an election under subsection 12(2.2) of the ITA (and any equivalent provision of applicable Tax legislation), to the extent available, to reduce or eliminate the amount of Taxes (if any) payable by a Tax Indemnified Party in respect of an indemnity payment under this Agreement.

(c)
The amount payable by a Tax Indemnifying Party to a Tax Indemnified Party pursuant to this Section 8.02 shall be determined without taking into account any deductions, losses, credits or any other tax attributes of the Tax Indemnified Party or any successor thereof which would be available to reduce the Taxes otherwise payable by the Tax Indemnified Party (each a “Tax Attribute”). For greater certainty, if an amount is to be added to the income of a Tax Indemnified Party (including an amount payable pursuant to this Section) Taxes payable in respect of such amount shall be computed using the tax rate applicable to such income within the MCBC Group and without taking into account any Tax Attributes.

(d)
Notwithstanding anything else to the contrary in this Agreement, the indemnities in Section 8.01 and this Section 8.02 shall not include an indemnity for any Tax liability of the MCBC Group arising from the allocation to Molson of its share of income of the Partnership earned in the ordinary course of business of the Partnership (which, for greater certainty, excludes any income of the Partnership arising directly or indirectly as a result of, because of or in respect of, any transaction contemplated herein) for any fiscal period of the Partnership (or portion thereof) ending on or before the Closing Date.

8.03    Third-Party Claims
The Modelo Group will have the right to defend the MCBC Group and the Tax Indemnified Parties (together with the MCBC Group, the “Indemnified Parties”) against the third-party claims for which it is required to indemnify the Indemnified Parties under this Agreement and to take full carriage of any tax audit, objection or appeal in respect thereof, and to negotiate any settlement thereof with counsel of its choice so long as (i) the Modelo Group confirms in writing that it shall indemnify the MCBC Group from and against any Damages (or, in the case of a Tax claim, any Taxes) the MCBC Group may suffer relating to the third-party claim, (ii) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, or result in the risk of any criminal penalties, (iii) settlement of, or an adverse judgment with respect to, the third-party claim is not, in the reasonable good faith judgment of the MCBC Group, likely to establish a precedential custom or practice adverse to the continuing business interests of the MCBC Group, or to be detrimental to the reputation of the MCBC Group, and (iv) the Modelo Group conducts the defence of the third-party claim actively and diligently, provided, further, that in the case of any contest of any third-party claim involving Taxes, the Modelo Group will remit to the relevant taxation authority an amount equal to (or an acceptable irrevocable guarantee in favor of the relevant taxation authority and the affected person for) the appropriate portion of Taxes that is then the subject of immediate collection proceedings. If the Modelo Group then so elects to assume the defence of any third-party claim, the MCBC Group will cooperate with the Modelo Group in the defence or settlement thereof, provided that the Modelo Group will not enter into any settlement, compromise or consent with respect to any third party claim unless the Indemnified Parties consent, which consent will not be unreasonably withheld, conditioned or delayed. The parties will cooperate fully with one another to facilitate the full carriage by the Modelo Group of any Tax audit, objection or appeal referred to in this Section 8.03, including by providing timely notice and copies of any correspondence from a Governmental Authority in respect thereof.
ARTICLE 9
CONFIDENTIALITY
9.01    Confidential Information

(e)
The Parties shall consult each other before any public disclosure of this Agreement or any of its terms, and shall agree upon the content of, any news or other public disclosure regarding the matters contemplated herein, provided that this restriction shall not apply to any news release or disclosure that is required by applicable Laws or the rules and policies or Governmental Authorities or stock exchanges having jurisdiction and the content of which is not agreed upon by a Party after reasonable notice.

(f)
On the Closing Date, all employees and representatives of the Partnership, MMI and Canacermex will destroy any confidential information relating to the MCBC Group and any information of the Partnership, MMI and Canacermex which would not have been permitted to be disclosed by Section 15.01 of the General Undertaking Agreement and, for greater certainty, the GModelo Group shall not acquire any rights to such information as a result of the transactions herein. Such employees and representatives shall confirm in writing to Molson Canada that such information has been destroyed. For greater certainty, no Party shall have any liability for any failure of such employees and representatives in respect of this Section 9.01(b).

9.02    Non-Disparagement
During the Interim Period, the Parties and their respective Representatives will refrain from directly or indirectly expressing or making any comments or statements which a reasonable person would regard as reflecting adversely on the reputation or goodwill of the Partnership, MMI or Canacermex or the Products, notwithstanding that the matters contemplated under this Agreement may have been disclosed publicly by the Parties pursuant to applicable Laws or by mutual consent.

ARTICLE 10
GOVERNING LAWS AND CHOICE OF FORUM
10.01    Governing Laws
This Agreement shall be governed by and construed in accordance with the Laws of Ontario and the federal Laws of Canada applicable in Ontario, without reference to its principles of conflicts of law that would require application of the substantive Laws of any other jurisdiction.
10.02    Choice of Forum
Each of the Parties irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Ontario and agrees that any dispute, action, motion, proceeding or recourse brought in relation to this Agreement by either Party shall be brought only before the courts of Ontario.
To the fullest extent permitted by applicable Law, each of the Parties waives and renounces any right to challenge or object to the jurisdiction of the courts of Ontario, including a challenge or objection based on inconvenient forum, in any dispute, action, motion, proceeding or recourse brought by either Party in relation to this Agreement before the courts of Ontario or before the courts of any other jurisdiction.
ARTICLE 11
GUARANTEE
At the Closing, Grupo Modelo shall deliver to the MCBC Group a joint and several guarantee of the obligations of GModelo under this Agreement and Molson Canada shall deliver to the Modelo Group a joint and several guarantee of the obligations of Molson under this Agreement. Such guarantees shall be governed by the laws of Ontario and Grupo Modelo and Molson Canada shall have full corporate power and authority to execute such guarantees which shall be supported by customary legal opinions (including from Mexican counsel).
ARTICLE 12
GENERAL
12.01    Assignment of Rights
No Party may assign its rights or obligations under this Agreement without the consent of the other Parties. Notwithstanding the foregoing, a Party may assign its rights and obligations under this Agreement without the consent of the other Parties if (i) such assignment occurs in the context of a corporate reorganization that does not involve a third-party or occurs with an Affiliate, (ii) the assignee expressly assumes the assignor’s obligations hereunder to the other Parties and (iii) the other Parties receive prompt prior notice of such assignment. For greater certainty, the assignor shall remain responsible for its obligations hereunder notwithstanding any assignment thereof.

12.02    Headings
The headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of or any obligation under this Agreement.
12.03    Amendment
This Agreement may not be amended except by an instrument in writing signed by all Parties.
12.04    Currency
Unless otherwise indicated, all dollar amounts herein are expressed in Canadian dollars and references to “$” are to Canadian dollars.
12.05    Notices
Each notice or other document authorized or required to be given pursuant hereto (a “Notice”) shall be in writing and may be delivered by hand or by telecopier or some other form of electronic transmission:
if to Modelo:
Cerveceria Modelo, S.A. de C.V.
Lago Alberto No. 156
Colonia Anahuac
11320 México, D.F.
Mexico
Attention: General Counsel
Facsimile: (5255) 2266-0000 Ext. 4692
with a copy to:
Javier Barros Sierra 555 - 6th Floor
Colonia Zedec Santa Fe
01210 México, D.F.
Mexico
Attention: General Counsel
Facsimile: (5255) 2266-0000 Ext. 4692
and to:
Blake Cassels & Graydon LLP
4000-199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9
Attention: Craig Thorburn
Facsimile: (416)-863-2653

if to Molson:
Molson Inc.
33 Carlingview Drive
Toronto, Ontario M9W 5E4
Facsimile No.: (416)-679-0630
Attention: General Counsel
with a copy to:
McCarthy Tétrault LLP
2500-1000 De La Gauchetière Ouest
Montréal, Québec H3B 0A2
Facsimile No.: (514)-875-6246
Attention: Éric Gosselin and Philippe Fortier
if to GModelo:
GModelo Canada Inc.
135 Queen’s Plate Drive
Suite 515
Etobicoke, Ontario M9W 5V1
Facsimile No.: (416)-749-0517
Attention: President
if to the Partnership:
Modelo Molson Imports L.P.
135 Queen’s Plate Drive
Suite 515
Etobicoke, Ontario M9W 6V1
Facsimile No.: (416)-749-0517
Attention: President
with a copy to
Molson Inc.
33 Carlingview Drive
Toronto, Ontario M9W 5E4
Facsimile No.: (416)-679-0630
Attention: General Counsel
and to
GModelo Canada Inc.
135 Queen’s Plate Drive
Suite 5I5

Etobicoke, Ontario M9W 5V1
Facsimile No.: (416)-749-0517
Attention: President
if to MMI:
Modelo Molson Imports Ltd.
135 Queen’s Plate Drive
Suite 515
Etobicoke, Ontario M9W 5V1
Facsimile No.: (416)-749-0517
Attention: President
if to Canacermex:
Canacermex Inc.
1555 Notre-Dame Street East
Local 311-P
Montréal, Québec H2L 2R5
Attention: General Manager
Facsimile: (416)-749-0517
with a copy to:
Cerveceria Modelo, S.A. de C.V.
Lago Alberto No. 156
Colonia Anahuac
11320 México, D.F.
Mexico
Attention: General Counsel
Facsimile: (5255) 2266-0000 Ext. 4692
and to:
Blake Cassels & Graydon LLP
4000-199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9
Attention: Craig Thorburn
Facsimile: (416)-863-2653
if to Molson Canada:
Molson Canada 2005
33 Carlingview Drive
Toronto, Ontario M9W 5E4;
Attention: General Counsel

Facsimile: (416)-679-0630
with a copy to:
McCarthy Tétrault LLP
2500-1000 De La Gauchetière Ouest
Montréal, Québec H3B 0A2
Facsimile No.: (514)-875-6246
Attention: Éric Gosselin and Philippe Fortier
if to MCBC:
Molson Coors Brewing Company
1225 – 17th Street
Suite 3200
Denver, CO 80202
USA
Facsimile No.: (303)-277-3576
Attention: Global Chief Legal Officer
with a copy to:
McCarthy Tétrault LLP
2500-1000 De La Gauchetière Ouest
Montréal, Québec H3B 0A2
Facsimile No.: (514)-875-6246
Attention: Éric Gosselin and Philippe Fortier
if to Grupo Modelo:
Grupo Modelo, S.A.B. de C.V.
Javier Barros Sierra 555 - 6th Floor
Colonia Zedec Santa Fe
01210 México, D.F.
Mexico
Attention: General Counsel
Facsimile: (5255) 2266-0000 Ext. 4692
and to:
Blake Cassels & Graydon LLP
4000-199 Bay Street
Commerce Court West
Toronto, Ontario M5L 1A9
Attention: Craig Thorburn
Facsimile: (416)-863-2653

Any such Notice shall be deemed to have been received:

(a)	if it is delivered by hand, at the time of delivery; or

(b)
if it is delivered by telecopier or some other form of electronic transmission and the time of transmission is stated in such Notice, at the time of transmission, but if the time of transmission is not stated in such Notice, then it shall be deemed to have been received at the commencement of business on the next Business Day.

A Party may change its address for Notice by giving Notice to the other Parties in the manner herein provided.
12.06    Costs of the Agreement
Each Party shall be responsible for its own costs and expenses in connection with the matters referred to herein unless otherwise specifically provided herein.
12.07    Effect of Agreement
This Agreement, together with the General Undertaking Agreement and the Transaction Agreements, replaces and supersedes all prior agreements among the Parties or their Affiliates related to the subject matter hereof. This Agreement may be amended, restated or supplemented only by the written agreement of each of the Parties acting individually.
12.08    Counterparts
This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one single agreement between the Parties.
12.09    Severability
The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application thereof to any Person or in any circumstance, is invalid or unenforceable, then (a) this Agreement shall be amended to provide a suitable and equitable provision(s) to be substituted therefor in order to carry out, as far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of all of its provisions to other Persons or circumstances shall not be affected by such invalidity or unenforceability.
12.10    No Waiver
No waiver by any Person of any default by any Party in the performance of any provision, condition or obligation hereof shall be deemed to be a waiver of, or in any manner release such Party from performance of, any other provision, condition or requirement hereof, nor shall any waiver be deemed to be a waiver of, or in any manner a release of, a Party from future performance of the same provision, condition or requirement. Any delay in exercising or failure to exercise any right or remedy hereunder on the part of any Party shall not operate as a waiver thereof nor impair the exercise of any such right or remedy or any other right or remedy accruing to such Party thereafter. No waiver of a right or remedy created by this Agreement by one or more Parties shall constitute a waiver of such right or remedy by the other Parties except as may otherwise be required by Law with respect to Persons that are not Parties. The failure of one or more Parties to perform its or their obligations hereunder shall not release the other Parties from the performance of their obligations.
12.11    Remedies Cumulative
No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy under this Agreement, or under applicable Law, whether now or hereafter existing.
12.12    Third Persons
Except as expressly provided in this Agreement, nothing herein is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights or remedies under or by reason of this Agreement.
12.13    Further Assurances
Each of the Parties shall execute and deliver all such other and additional instruments and documents and shall do such other acts and things as may be necessary more fully to effectuate the provisions of this Agreement.
12.14    Negotiated Terms
The terms and conditions of this Agreement are the result of negotiations between the Parties and this Agreement will not be construed in favour of or against any Party by reason of the extent to which any Party or its professional advisers participated in the preparation of this Agreement.
[Signature pages follow]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

CERVECERÍA MODELO, S.A. de C.V.
Per:	/s/ Margarita Hugues Velez
Name: Margarita Hugues Velez
Title: Attorney-in-Fact
Per:	/s/ Edwardo Gabriel Aponte Rico
Name: Edwardo Gabriel Aponte Rico
Title: Attorney-in-Fact

GRUPO MODELO, S.A.B. de C.V.
Per:	/s/ Margarita Hugues Velez
Name: Margarita Hugues Velez
Title: Attorney-in-Fact
Per:	/s/ Edwardo Gabriel Aponte Rico
Name: Edwardo Gabriel Aponte Rico
Title: Attorney-in-Fact

GMODELO CANADA INC.
Per:	/s/ John Blood
Name: John Blood
Title: Authorized Signatory

[SIGNATURE PAGE OF THE VARIATION AGREEMENT]

MODELO MOLSON IMPORTS L.P., by its general partner, MODELO MOLSON IMPORTS LTD.
Per:	/s/ Kelly Brown
Name: Kelly Brown
Title: Authorized Signatory
Per:	/s/ John Blood
Name: John Blood
Title: Authorized Signatory
MODELO MOLSON IMPORTS LTD.
Per:	/s/ Kelly Brown
Name: Kelly Brown
Title: Authorized Signatory
Per:	/s/ John Blood
Name: John Blood
Title: Authorized Signatory
CANACERMEX INC.
Per:	/s/ Kelly Brown
Name: Kelly Brown
Title: Authorized Signatory
Per:	/s/ John Blood
Name: John Blood
Title: Authorized Signatory

[SIGNATURE PAGE OF THE VARIATION AGREEMENT]

MOLSON INC.
Per:	/s/ Kelly Brown
Name: Kelly Brown
Title: Chief Legal Officer

MOLSON CANADA 2005
Per:	/s/ Kelly Brown
Name: Kelly Brown
Title: Chief Legal Officer

MOLSON COORS BREWING COMPANY
Per:	/s/ E. Lee Reichert
Name: E. Lee Reichert
Title: Deputy General Counsel & Assistant Secretary

[SIGNATURE PAGE OF THE VARIATION AGREEMENT]